UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2014

ARNO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52153	52-2286452
(Commission File Number)	(IRS Employer
Identification No.)

200 Route 31 North, Suite 104

Flemington, NJ 08822

(Address of principal executive offices and Zip Code)

(862) 703-7170

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 26, 2012 (the “Effective Date”), Arno Therapeutics, Inc. (the “Company”), entered into an Exclusive Patent License Agreement (the “License Agreement”) with the Regents of the University of Minnesota (the “University”), pursuant to which the Company was granted an exclusive, worldwide, royalty-bearing license for the rights to develop and commercialize technology embodied by certain patent applications relating to a gene expression signature derived from archived breast cancer tissue samples. The Company plans to develop and commercialize this technology as a tool to identify progesterone-stimulated pathway activation, which in turn may identify patients who would most likely benefit from treatment with the Company’s lead compound, onapristone, an anti-progestin therapeutic aimed at treatment of men’s and women’s cancers.

The License Agreement requires the Company to use its commercially reasonable efforts to commercialize the licensed technology as soon as practicable, and includes several performance milestones relating to the development and commercialization of the technology to be achieved by the Company at specified dates beginning in the second quarter of 2014 and continuing during the term of the License Agreement. Under the terms of the License Agreement, the Company is required to make a small one-time cash payment to the University within five business days of the Effective Date and to reimburse the University for past patent expenses it has incurred. The License Agreement also provides that the Company will pay royalties to the University on net sales of “Licensed Products” (as defined in the License Agreement) at a rate in the low-single digits, which royalty obligation terminates on a licensed product-by-licensed product and country-by-country basis upon the first date when there is no longer a valid claim under a licensed patent or patent application covering such licensed product in the country where the licensed product is made or sold.

The term of the License Agreement continues until the last date on which there is any active licensed patent or pending patent application. The University may terminate the License Agreement earlier upon a breach by the Company of one or more of its obligations that remains uncured for a period specified in the License Agreement. The University may also terminate the License Agreement if the Company voluntarily files for bankruptcy or similar proceeding, or if a petition for an involuntary bankruptcy proceeding is filed and is not released for 60 days. The University may terminate the Licensed Agreement immediately upon notice if the Company commences or maintains a proceeding in which it asserts the licensed patents are invalid or unenforceable. The Company may terminate the Licensed Agreement at any time and for any reason upon 90 days’ written notice.

The License Agreement further provides that the Company will indemnify and hold the University and its affiliates harmless from any and all suits, actions, claims, liabilities, demands, damages, losses or expenses relating to the Company’s exercise of its rights under the License Agreement, including its right to commercialize the licensed technology. The University is required to indemnify the Company with respect to claims relating to or resulting from its breach of the License Agreement.

The foregoing description of the License Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the License Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014. The Company intends to submit a Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2014

Arno Therapeutics, Inc.

By:	/s/ Glenn R. Mattes
Glenn R. Mattes
President and Chief Executive Officer